INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, (“Instrument”), dated as of February 19, 2009, by and among the FBL Financial Group, Inc (the “Company”), LaSalle Bank National Association., as prior trustee (the “Prior Trustee”), and Commerce Bank, N.A., as successor trustee (the “Successor Trustee”).

RECITALS

A.
The Company and the Prior Trustee are parties to that certain Indenture dated as of March 12, 2007 (the “Indenture”) relating to the Company's 5.875% Senior Notes due 2017 (the “Notes”). Capitalized terms used, but not otherwise defined, herein shall have the same meaning ascribed to such terms in the Indenture;

B.	The Indenture provides that the Prior Trustee may resign by giving written notice of such resignation to the Company;

C.	The Prior Trustee intends to deliver a notice of resignation to the Company;

D.	The Indenture provides upon the resignation of the Prior Trustee, the Company, by a Board Resolution, shall promptly appoint a successor trustee;

E.	The Company intends, by this instrument, to appoint the Successor Trustee to serve as Trustee under the Indenture;

F.	The Successor Trustee is willing to accept the appointment as Trustee under the Indenture subject to the terms and conditions contained in this Instrument;

G.
The Indenture provides that every successor trustee appointed shall execute, acknowledge and deliver to the Company and to the Prior Trustee an instrument accepting such appointment, and thereupon the resignation of the Prior Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee;

NOW, THEREFORE, in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Resignation and Appointment. As of the date of this Instrument of Resignation, Appointment and Acceptance (the “Effective Date”): (a) the Prior Trustee resigns as Trustee, Registrar, Authenticating Agent, Paying Agent and, if applicable, escrow agent or custodian for the Notes, under the Indenture; and (b) the Successor Trustee is appointed as Trustee, Registrar, Authenticating Agent, Paying Agent and Paying Agent and, if applicable, escrow agent or custodian for the Notes, under the Indenture, and the Successor Trustee is vested with all rights, powers, trusts, privileges, duties and obligations of the Trustee, Registrar, Authenticating Agent, Paying Agent and, if applicable, escrow agent or custodian for the Notes, under the Indenture.

2.    The Company's Representations and Warranties. The Company hereby represents and warrants to the Prior Trustee and the Successor Trustee that:

a.
It is duly organized and validly existing and in good standing under all applicable laws, and this Instrument has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid, binding and enforceable obligation;

b.    It has not entered into any amendment or supplement to the Indenture, and the Indenture is in full force and effect;

c.    It is not in default of any of its obligations under the Indenture, and to the best of the knowledge of the Company, no event has occurred and is continuing which is, or after notice or lapse of time, or both, would become, an Event of Default under the Indenture;

d.    No covenant or condition contained in the Indenture has been waived by the Prior Trustee or, to the best of the knowledge of the Company, by the owners of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver;

e.    The Indenture was validly executed and delivered by the Company and the Notes were validly issued by the Company;

f.    There is no action, suit, or proceeding pending, or to the best of the Company's knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under the Indenture;

g.    The execution, delivery and performance of this Instrument does not and will not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, any (i) contract, agreement, indenture or other instrument (including, without limitation, its certificate of incorporation, by-laws and/or any and all other applicable organizational documents) to which it is a party or by which it or its property is bound, or (ii) any judgment, decree or order of any court or governmental agency or regulatory body or law, rule or regulation applicable to it or its property; and

h.    All conditions precedent in the Indenture relating to the appointment of the Successor Trustee as the successor trustee under the Indenture have been complied with by the Company.

j.    The Company shall give notice of such resignation of the Prior Trustee and the appointment of a successor trustee to all Holders as provided in the Indenture, as provided in Section 6.10(C) of the Indenture. The notice shall include the name of the successor trustee and the address of its Corporate Trust Office.

3.    Prior Trustee's Representations and Warranties. The Prior Trustee hereby represents and warrants to the Company and the Successor Trustee that:

a.    It has not entered into an amendment or supplement to the Indenture, and to the best of its knowledge, the Indenture is in full force and effect;

b.    No covenant or condition contained in the Indenture has been waived by the Prior Trustee or, to the best of the knowledge of the Prior Trustee, by the holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver;

c.    There is no action, suit or proceeding pending or, to its knowledge, threatened, against the Prior Trustee before any court or governmental authority arising out of any action or omission by the Prior Trustee as trustee under the Indenture;

d.    It has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trusts created by the Indenture and all information in the possession of its corporate trust administration department relating to the administration and status of the trusts under the Indenture;

e.    This Instrument has been duly authorized, executed and delivered on behalf of the Prior Trustee and constitutes its legal, valid, binding and enforceable obligation;

f.    As of the Effective Date, the Prior Trustee has made no advances as Trustee or Paying Agent under the Indenture for the reimbursement of which it claims or may claim a lien or charge prior to that of the holders of Notes;

a.	The aggregate principal amount of Notes outstanding as of the Effective Date is $100,000,000; and

h.    To the best of the knowledge of the Prior Trustee, no default of any of obligations under the Indenture has occurred, and no event has occurred and is continuing which is, or after notice or lapse of time, or both, would become, an Event of Default under the Indenture.

4.    Successor Trustee's Representations and Warranties. The Successor Trustee represents and warrants to the Prior Trustee and the Company that:

a.    It is qualified and eligible to serve as Trustee, Registrar, Authenticating Agent and Paying Agent under the Indenture; and

b.    This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee and constitutes its legal, valid, binding and enforceable obligation.

5.    Acceptance of Appointment. The Successor Trustee hereby accepts appointment as, and is eligible to act as Trustee, Registrar, Authenticating Agent, Paying Agent and, if applicable, escrow agent or custodian for the Notes, under the Indenture and accepts all rights, powers, privileges, duties, obligations, and trusts of the Prior Trustee as the Trustee, Registrar, Authenticating Agent, Paying Agent, and if applicable, escrow agent or custodian for the Notes, under and pursuant to the Indenture and agrees to be bound by all terms of the Indenture, such acceptance and agreement to be effective as of the Effective Date and subject to the terms and conditions set forth in this Instrument.

6.    Conveyance by Prior Trustee. The Prior Trustee hereby duly conveys, assigns, transfers and delivers to the Successor Trustee and to its successors and assigns, without recourse, but otherwise subject to the terms hereof, and upon the trusts expressed in the Indenture, all the rights, powers, privileges, obligations and trusts of the Prior Trustee as Trustee, Registrar, Authenticating Agent, Paying Agent, and if applicable, as escrow agent or custodian, under and pursuant to the Indenture and all property and money, if any, held by or under the control of the Prior Trustee as Trustee, Registrar, Authenticating Agent, Paying Agent, and if applicable, escrow agent or custodian, under the Indenture, together with all records and documents in any way relating thereto, including any and all right, title and interest in the Notes (including, if any, any Credit Facility then in effect). The Prior Trustee hereby agrees to transfer all money and property held by it or under its control as Trustee, Registrar, Authenticating Agent, Paying Agent, and if applicable, as escrow agent or custodian, for the Notes to the Successor Trustee.
7.    Deliveries by Prior Trustee. On or before the Effective Date, the Prior Trustee shall deliver to the Successor Trustee the following:

a.	the original transcript of the transaction concerning the issuance of the Notes; and

b.	Copies of all correspondence and information received concerning the Notes since their issuance, including all account statements provided by the Prior Trustee to the Company and the Borrower.

8.    Indemnification. The Company and the Prior Trustee acknowledge and agree that nothing contained in this Instrument or otherwise shall constitute an assumption by the Successor Trustee of any liability of the Prior Trustee arising out of any breach by the Prior Trustee in the performance or non-performance of the Prior Trustee's duties as Trustee, Registrar, Authenticating Agent or Paying Agent under the Indenture. The Borrower agrees to pay or indemnify, as applicable, the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages (including the fees, expenses and disbursements of the Successor Trustee's legal counsel and other advisors) arising out of the actions or omissions of the Prior Trustee that the Successor Trustee may suffer or incur as a result of accepting such appointment and acting as Trustee, Registrar, Authenticating Agent or Paying Agent under the Indenture. The Successor Trustee will furnish to the Borrower, promptly upon receipt, all documents with respect to any action the outcome of which would make the indemnity provided for in this paragraph operative. The Successor Trustee shall notify the Borrower in writing of any claim for which it may seek indemnity.

9.    Further Assurances. The Company and the Prior Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee, as successor Trustee, Registrar, Authenticating Agent and Paying Agent under the Indenture, said rights, powers, trusts, privileges, duties and obligations, agree upon reasonable request of the Company or the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required for more fully and certainly vesting and confirming to the Successor Trustee all rights, powers, trusts, privileges, duties and obligations which the Prior Trustee held under and by virtue of the Indenture.

10.    Survival of the Company's Obligations. Notwithstanding the resignation of the Prior Trustee, the Company hereby agrees to remain obligated under the Indenture to compensate, reimburse and indemnify the Prior Trustee as provided under the Indenture for services provided by the Prior Trustee as Trustee, Registrar, Authenticating Agent and Paying Agent pursuant to the Indenture prior to the Effective Date, and nothing contained in this Instrument shall in any way abrogate the obligations of the Company to the Prior Trustee under the Indenture.

11.    Notices. All notices, whether faxed or mailed will be deemed received when sent pursuant to the following instructions:

TO THE PRIOR TRUSTEE:

LaSalle Bank, National Association.
TO THE SUCCESSOR TRUSTEE:

Commerce Bank, N.A.
Attn: Corporate Trust Services
922 Walnut Street
Kansas City, MO 64141-6248
Attention: Merry Evans
Ph# 816-234-2096
Fax# 816-234-2562

TO THE COMPANY:

FBL Financial Group, Inc.
Attn: Chief Financial Officer
5400 University Avenue
West Des Moines, IA 50266
515-225-5400

12.    Ratification of Indenture. In all respects not inconsistent with the terms and provisions of this Instrument, the Indenture is hereby ratified, approved and confirmed. In executing and delivering this Instrument, the Successor Trustee shall be entitled to all of the privileges and immunities afforded to the Trustee, Registrar, and Paying Agent under the terms and provisions of the Indenture.

13.    Effective Date. This Instrument and the resignation, appointment and acceptance effected by this Instrument shall be effective as of the Effective Date.

14.    Governing Law. This Instrument shall be governed by and construed in accordance with the laws of the State of New York without regard to principals of conflicts of laws.

15.    Counterparts. This Instrument may be executed in any number of counterparts, each of which will be an original, but such counterparts shall together constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

16.    Severability. In the event that any provisions of this Instrument shall be deemed invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Instrument.

17.    Entire Agreement. This Instrument sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Instrument other than those contained in the Instrument.

18.    Amendments. This Instrument may not be amended or modified except by agreement set forth in a written memorandum executed by all parties to this Instrument.

IN WITNESS WHEREOF, the parties have executed this Instrument to be effective as of the day and year first above written.

LASALLE BANK, NATIONAL.ASSOCIATION.
as Prior Trustee

/s/ Margaret M. Muit
By: ____________________________
Name: Margaret M. Muir
Title: First Vice President

COMMERCE Bank, N.A.
                        as Successor Trustee

/s/ William E. Ekey
By: ____________________________
Name: William E. Ekey
Title: Senior. Vice President

FBL Financial Group, Inc.
as Company

/s/ James P. Brannen
By: ____________________________
Name: James P. Brannen
Title: Chief Financial Officer